Exhibit 10.10

Execution Version

FIDELIS INSURANCE HOLDINGS LIMITED

AMENDED AND RESTATED COMMON SHAREHOLDERS AGREEMENT

June 16, 2023

(i)

This AMENDED AND RESTATED COMMON SHAREHOLDERS AGREEMENT (this “Agreement”) is made as of June 16, 2023, by and among, Fidelis Insurance Holdings Limited, a Bermuda exempted company with limited liability (the “Company”), Crestview FIHL Holdings, L.P., a Cayman Islands limited partnership, Crestview FIHL TE Holdings, Ltd, a Cayman Islands limited company, Crestview IV FIHL Holdings, L.P., a Cayman Islands limited partnership and Crestview IV FIHL TE Holdings LLC, a Cayman Islands limited liability company (collectively, “Crestview”), CVC Falcon Holdings Limited, a Jersey limited liability company (“CVC”), Pine Brook Feal Intermediate, L.P., a Cayman Islands limited partnership (“Pine Brook,” and together with Crestview and CVC, the “Principal Shareholders,” and each individually, a “Principal Shareholder”) and Shelf Holdco II Limited (“MGU HoldCo,” and together with the Principal Shareholders, the “Shareholders” and each individually, a “Shareholder”).

RECITALS

WHEREAS, the Company, the Shareholders, Platinum Ivy B 2018 RSC Limited (“Platinum Ivy”) and SPFM Holdings, LLC (“SPFM,” and together with Platinum Ivy, the “Other Shareholders”) are party to that certain Amended and Restated Common Shareholders Agreement dated as of January 3, 2023 (the “Original CSA”);

WHEREAS, pursuant to Sections 4.02 and 9.01 of the Original CSA and in connection with the Company’s proposed initial public offering (“IPO”) of Common Shares (as defined below), the Company and the Shareholders hereby wish to amend and restate the Original CSA in order to (i) set forth certain understandings among themselves, including with respect to certain corporate governance matters, (ii) release the Other Shareholders from any obligations arising under or in connection with the Original CSA and reflect the fact that the Other Shareholders shall have no rights under this Agreement, and (iii) reflect the Company’s status as a publicly listed entity following the IPO in accordance with the rules of the New York Stock Exchange (“NYSE”), the Commission (as defined below) and related customary practices;

WHEREAS, this Agreement shall come into full force and effect (and, accordingly, the Original CSA shall cease to have any force and effect) on the IPO Effective Date (as defined below); and

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1. Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” of any Person means any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person. In the case of a natural Person, his or her Affiliates include members of such Person’s immediate family, natural lineal descendants of such Person or a trust or other similar entity established for the exclusive benefit of such Person and his or her immediate family and natural lineal descendants. Notwithstanding anything to the contrary herein, other than for purposes of the definition of “Independent Director,” CVC’s Affiliates shall not include (i) any portfolio company of CVC or any of its affiliated investment funds or (ii) CVC Credit Partners LP and any of its subsidiaries.

“Agreement” has the meaning set forth in the preamble.

“Binder Agreements” means (i) that certain framework agreement between MGU HoldCo and the Company dated December 20, 2022, (ii) those certain delegated underwriting authority agreements entered into pursuant to such framework agreement among certain subsidiaries of the Company and certain subsidiaries of MGU HoldCo dated December 20, 2022, pursuant to which such subsidiaries of the Company delegate underwriting authority to such subsidiaries of MGU HoldCo and (iii) that certain outsourcing services agreement entered into pursuant to such framework agreement between the Company and MGU HoldCo, dated December 20, 2022, pursuant to which the Company outsources certain non-underwriting services to MGU HoldCo.

“Board” means the Board of Directors of the Company.

“Board’s Slate” has the meaning set forth in Section 2.04(a).

“Business Day” means any day other than a Saturday, a Sunday or any day on which banks located in New York, London or Bermuda are authorized or obliged to close.

“Bye-Laws” means the Bye-Laws of the Company, as may be amended from time to time.

“Commission” means the United States Securities and Exchange Commission or any other federal agency administering the Securities Act.

“Common Shares” means the Common Shares of the Company, with an initial par value of $0.01 per share, and includes a fraction of a Common Share.

“Company” has the meaning set forth in the preamble.

“Corporate Opportunity” has the meaning set forth in Section 7.03.

“Crestview” has the meaning set forth in the preamble.

“Crestview Director” means any Crestview Nominee or director serving on the Board from time to time who is affiliated with Crestview (as the case may be).

“Crestview Nominee” has the meaning set forth in Section 2.03(a)(i).

“CVC” has the meaning set forth in the preamble.

“CVC Director” means any CVC Nominee or director serving on the Board from time to time who is affiliated with CVC (as the case may be).

“CVC Nominee” has the meaning set forth in Section 2.03(a)(ii).

“CVC Related Funds” means collectively (a) CVC Capital Partners SICAV-FIS S.A., (b) CVC Management Holdings II Limited and (c) CVC Capital Partners Advisory Group Holding Foundation, and each of their respective subsidiaries and Affiliates, from time to time.

“Derivative Security” has the meaning set forth in Section 7.02(b)(i).

“Director” means any member of the Company’s Board.

“Fidelis Insurance (Bermuda)” means Fidelis Insurance Bermuda Limited, a Bermuda exempted company with limited liability and a wholly owned subsidiary of the Company.

“Fidelis Insurance Ireland” means Fidelis Insurance Ireland DAC, an Irish designated activity company incorporated in Ireland and an indirect wholly owned subsidiary of the Company.

“Fidelis Underwriting U.K.” means Fidelis Underwriting Limited, a company limited by shares formed under the laws of England and Wales and a wholly owned subsidiary of the Company.

“FIHL (UK) Services” means FIHL (UK) Services Limited, a company limited by shares formed under the laws of England and Wales and a wholly owned subsidiary of the Company.

“Fully Diluted Share Capital” means, at the relevant date: (i) the number of outstanding Common Shares and (ii) the number of Common Shares issuable upon the exercise of outstanding long term incentive plan awards that have been granted pursuant to the long term incentive plan as of such date.

“Independent Director” means, in accordance with applicable law and the NYSE listing standards, any Director whom the Board determines, in its sole discretion, qualifies as an “independent director” of the Company.

“IPO” has the meaning set forth in the Recitals.

“IPO Effective Date” means the date on which the IPO Underwriting Agreement is executed.

“IPO Underwriting Agreement” means the underwriting agreement in connection with the IPO to be entered into on or around the date of this Agreement between the Company, J.P. Morgan Securities LLC, Barclays Capital Inc. and Selling Shareholders (as defined therein).

“MGU HoldCo” has the meaning set forth in the preamble.

“MGU HoldCo Director” means any MGU HoldCo Nominee or director serving on the Board from time to time who is affiliated with MGU HoldCo (as the case may be).

“MGU HoldCo Effective Date” means January 3, 2023.

“MGU HoldCo Initial Shares” means, the Common Shares initially purchased by MGU HoldCo on the MGU HoldCo Effective Date and any securities issued with respect to such Common Shares, including pursuant to a stock dividend, stock split, reclassification or pursuant to an exchange (including merger or amalgamation).

“MGU HoldCo New Issue Notice” has the meaning set forth in Section 7.02(c).

“MGU HoldCo Nominee” has the meaning set forth in Section 2.03(a)(iv).

“MGU HoldCo Notice of Acceptance” has the meaning set forth in Section 7.02(d).

“MGU HoldCo Pro Rata Allocation Right” has the meaning set forth in Section 7.02(a).

“Modified Simple Majority” shall mean, in the case of a vote of the Board, Directors representing more than fifty percent (50%) of the entire Board, which majority shall include at least one (1) Independent Director.

“New Company Securities” has the meaning set forth in Section 7.02(b)(i).

“New Senior Preferred Securities” has the meaning set forth in Section 7.02(b)(ii).

“Nominee” has the meaning set forth in Section 2.03(a)(iv).

“NYSE” has the meaning set forth in the Recitals.

“Original CSA” has the meaning set forth in the Recitals.

“Outstanding Common Shares” means the lesser of (i) the total number of issued and outstanding Common Shares as of the date the IPO is consummated and (ii) the total number of issued and outstanding Common Shares as of the date of determination (in each case, as equitably adjusted for any share split, reverse share split, share dividend, share combination, recapitalization, reclassification or similar transaction duly approved by the Board).

“Permitted Transfer” means a Transfer of Common Shares by MGU HoldCo (i) to a Shareholder Affiliate Transferee that agrees to be bound by the terms and conditions of this Agreement, (ii) pursuant, if applicable, to an effective registration statement and/or prospectus filed with the Commission or other applicable Regulatory Agency regulating securities offerings on the applicable national securities exchange, including any transfers in connection with any exercise of registration rights pursuant to the Registration Rights Agreement or (iii) pursuant to and in accordance with Rule 144 promulgated under the Securities Act, provided that there is an established public market for Common Shares and the Company is timely filing periodic reports with the Commission.

“Person” means an individual, a partnership, a company, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental or quasi-governmental entity or any department, agency or political subdivision thereof.

“Pine Brook” has the meaning set forth in the preamble.

“Pine Brook Director” means any director serving on the Board from time to time who is affiliated with Pine Brook.

“Pine Brook Nominee” has the meaning set forth in Section 2.03(a)(iii).

“Preference Shares” means the Preference Shares of the Company, with an initial par value of $0.01 per share.

“Principal Shareholders” has the meaning set forth in the preamble.

“Proposed Repurchase” has the meaning set forth in Section 7.01(a).

“Proposed Transfer” has the meaning set forth in Section 7.01(b).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of June 9, 2015, as amended by the First Amendment Agreement dated November 25, 2019, the Second Amendment Agreement dated February 3, 2020 and the Third Amendment Agreement dated July 13, 2021, by and among, amongst others, the Company and the Shareholders, as in effect from time to time.

“Regulatory Agency” shall mean any nation, government, court, regulatory, taxing or administrative agency, commission or authority or other legislative, executive or judicial governmental entity, body, agency, official or instrumentality, domestic or foreign, whether federal, national, provincial, state, local or multinational or self-regulatory organization or agency or other similar quasi-governmental regulatory body or arbitration panel, tribunal or arbitrator.

“Securities Act” means the United States Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission promulgated thereunder, as the same may be amended from time to time.

“Securities Transaction” has the meaning set forth in Section 7.02(c).

“Shareholder Affiliate Transferee” means, with respect to any Shareholder, (i) any Affiliate of the applicable Shareholder, including any Person that has a common general partner, managing member, investment manager or governing body with any such Shareholder or the funds which own such Shareholder, and (ii) any general or limited partner or member of the applicable Shareholder or any of its Affiliates and any corporation, partnership or other entity that is an Affiliate of such general or limited partner or member, so long as such Person remains an Affiliate thereof. Notwithstanding anything to the contrary herein, CVC’s Shareholder Affiliate Transferees shall not include (a) any portfolio company of CVC or any of its affiliated investment funds or (b) CVC Credit Partners LP and any of its subsidiaries.

“Shareholders” has the meaning set forth in the preamble.

“Sponsor Director” means, collectively, any of the Crestview Director, the CVC Director and the Pine Brook Director.

“Subsidiary” means each of Fidelis Underwriting U.K., Fidelis Insurance (Bermuda), Fidelis Insurance Ireland and FIHL (UK) Services and any other material subsidiary of the Company as set forth in any reports filed with the Commission.

“Subsidiary Undertaking” has the meaning given in section 1162 of the Companies Act 2006.

“Transfer” means any direct or indirect sale, exchange, transfer (including any transfer by gift), assignment, pledge, hypothecation, mortgage, distribution or other disposition, or issuance or creation of any option or any voting proxy, voting trust or other transfer of legal or equitable interest in a security, in whole or in part, whether voluntarily or involuntarily or by operation of law or at a judicial sale or otherwise, and “Transferred” shall be construed accordingly.

“Written Resolution” means the resolution of the shareholders of the Company pursuant to Bye-Laws 42 and 89 approving the amended and restated Bye-Laws to reflect the Company’s status as a publicly listed entity on the NYSE following the IPO.

“$” means the legal currency of the United States of America.

Section 2. Corporate Governance.

2.01 Bye-Law Provisions. On or before the IPO Effective Date, each Shareholder agrees to vote its Common Shares or execute proxies or written consents, as the case may be and to the extent required in favor of the Written Resolution.

2.02 Board of Directors.

(a) Board of Directors. The Board shall consist of not less than five (5) Directors and no more than fifteen (15) Directors and shall be divided into three (3) classes of Directors in accordance with the terms of the Bye-Laws. As of the IPO Effective Date, the Board shall have nine (9) Directors divided into three (3) classes as follows:

Name of Director	Class of Director
Daniel Kilpatrick	Class II Director

Daniel Brand	Class II Director

Dana LaForge	Class III Director

Cathleen Iberg	Class I Director

Dan Burrows	Class III Director

Hinal Patel	Class I Director

Baroness Helena Morrissey, DBE	Class III Director

Allan Decleir	Class II Director

Charles Collis	Class I Director

(b) For the avoidance of doubt, the Directors identified in Section 2.02(a) shall be the initial Directors, each of whom shall serve from the IPO Effective Date through the Company’s first annual shareholder meeting to be held in 2024 or such later date that the class of Directors may be up for re-election, provided that the CVC Director and the Crestview Director shall be in Class II and the Pine Brook Director shall be in Class III.

2.03 Board Nomination Rights.

(a) From the IPO Effective Date:

(i) Crestview shall have the right to designate one (1) nominee for election to the Board (the “Crestview Nominee”) for so long as Crestview, together with its Shareholder Affiliate Transferees, beneficially owns at least 7.5% of the Outstanding Common Shares;

(ii) CVC shall have the right to designate one (1) nominee for election to the Board (the “CVC Nominee”) for so long as CVC, together with its Shareholder Affiliate Transferees, beneficially owns at least 7.5% of the Outstanding Common Shares;

(iii) Pine Brook shall have the right to designate one (1) nominee for election to the Board (the “Pine Brook Nominee”) for so long as Pine Brook, together with its Shareholder Affiliate Transferees, beneficially owns at least 7.5% of the Outstanding Common Shares; and

(iv) MGU HoldCo shall have the right to designate one (1) nominee for election to the Board (the “MGU HoldCo Nominee,” and together with the Crestview Nominee, the CVC Nominee and the Pine Brook Nominee, the “Nominees” and each individually, a “Nominee”) for so long as MGU HoldCo, together with its Shareholder Affiliate Transferees, beneficially owns at least 50% of its MGU HoldCo Initial Shares.

(b) No reduction in the number of Common Shares that each Shareholder beneficially owns shall shorten the term of any incumbent Director.

(c) In the event that any Nominee shall cease to serve for any reason during a term, the Shareholder that nominated such Nominee shall be entitled to designate such person’s successor in accordance with this Agreement (regardless of such Shareholder’s beneficial ownership of Common Shares at the time of such vacancy) and the Board shall promptly fill the vacancy with such successor Nominee; it being understood that any such designee shall serve the remainder of the term of the Director whom such designee replaces.

(d) If a Nominee is not appointed or elected to the Board because of such person’s death, disability, disqualification, withdrawal as a Nominee, failure to be elected or for another reason is unavailable or unable to serve on the Board, the applicable Shareholder shall be entitled to designate promptly another Nominee, the Director position for which the original Nominee was nominated shall not be filled pending such designation and the Company shall use commercially reasonable efforts and consistent with NYSE corporate governance standards to cause the Board to promptly fill the vacancy with such successor Nominee.

(e) The parties acknowledge that, as at the IPO Effective Date, the Company constitutes a ‘foreign private issuer’ under U.S. federal securities law. Notwithstanding the previous sentence, the Company intends for the Board and any committee thereof to maintain the corporate governance and independence standards applicable to a ‘U.S. issuer,’ including any associated independence requirements with the composition of the Board and any committee thereof. At such times as the Company is required by applicable law or NYSE listing standards to have a majority of the Board comprised of Independent Directors (subject in each case to any applicable phase-in periods), the Nominees of the Principal Shareholders shall include persons that qualify as Independent Directors under applicable law and NYSE listing standards such that, together with any other Independent Directors then serving on the Board that are not Nominees, the Board, and any committee thereof, is comprised of a majority of Independent Directors ; provided that the Principal Shareholders agree to consult with each other and the Company in good faith to determine how best to satisfy such Independent Directors requirements.

2.04 Company and Shareholder Obligations.

(a) Subject to the Board’s fiduciary obligations to the Company and its shareholders, the Company agrees that, for so long as a Shareholder is entitled to designate a Nominee for election to the Board, the Company shall take all necessary actions to (i) cause each Nominee that is in the class of Directors up for re-election to be included in the Board’s slate of nominees to the Company’s shareholders (the “Board’s Slate”) for each election of the Directors and (ii) cause the election of such Nominee, including at least the same efforts it uses to cause other nominees recommended by the Board to be elected as a Director.

(b) Each Shareholder shall promptly give notice to the Company after such Shareholder becomes aware that it is no longer entitled to nominate a Nominee then serving on the Board, and upon receipt of such notice the Company’s obligations in Section 2.04(a) shall terminate. If a Shareholder fails to provide such notice when required, a majority of the Independent Directors then serving on the Board shall determine, in consultation with management of the Company and such Shareholder, whether such Shareholder continues to be entitled to nominate a Nominee and, if not, whether the Nominee of such Shareholder then serving on the Board in the class that is up for re-election will be included in the Board’s Slate.

(c) The Company shall maintain directors’ and officers’ liability insurance and fiduciary liability insurance with insurers of recognized financial responsibility in such amounts as the Board determines to be prudent and customary for the Company’s business and operations.

(d) The Company shall reimburse each Director for their reasonable and documented out-of-pocket expenses incurred by such Director in connection with attending regular and special meetings of the Board and any committee thereof.

2.05 Board Committees and Non-Voting Observers.

(a) Each committee of the Board will (i) operate in such a way to permit the Company to comply with applicable law and maintain its listing on the NYSE and (ii) be subject to the provisions of this Agreement and committee charters adopted by the Board or the committees, which such charters shall not conflict with the rights of the Shareholders set forth herein. Subject to the foregoing sentence, from and after the IPO Effective Date:

(i) for so long as Crestview is entitled to designate a Nominee for election to the Board or a Crestview Director serves as a Director on the Board: (A) the Crestview Director shall be entitled to serve on three (3) of the five (5) committees of the Board and (B) subject to Sections 2.05(b), (c) and (d), Crestview shall have the right to appoint a non-voting observer to attend all meetings of each committee of the Board;

(ii) for so long as CVC is entitled to designate a Nominee for election to the Board or a CVC Director serves as a Director on the Board: (A) the CVC Director shall be entitled to serve on three (3) of the five (5) committees of the Board and (B) subject to Sections 2.05(b), (c) and (d), CVC shall have the right to appoint a non-voting observer to attend all meetings of each committee of the Board;

(iii) for so long as Pine Brook is entitled to designate a Nominee for election to the Board or a Pine Brook Director serves as a Director on the Board: (A) such Pine Brook Director shall be entitled to serve on three (3) of the five (5) committees of the Board and (B) subject to Sections 2.05(b), (c) and (d), Pine Brook shall have the right to appoint a non-voting observer to attend all meetings of each committee of the Board; and

(iv) (A) for so long as MGU HoldCo is entitled to designate a Nominee for election to the Board or an MGU HoldCo Director serves as a Director on the Board: the MGU HoldCo Director shall be entitled to serve on three (3) of the five (5) committees of the Board and (B) subject to Sections 2.05(b), (c) and (d), for so long as MGU HoldCo beneficially owns at least 10% of its MGU HoldCo Initial Shares, MGU HoldCo shall have the right to appoint a non-voting observer to attend all meetings of each committee of the Board.

(b) Each Shareholder having the right to appoint a non-voting observer under Section 2.05(a) shall have the right to remove and replace its non-voting observer at any time and from time to time. The Company shall furnish to each non-voting observer (i) notices of Board committee meetings no later than, and using the same form of communication as, notice of Board meetings are furnished to Directors in accordance with the Memorandum of Association and Bye-Laws, and (ii) copies of the materials with respect to Board committee meetings which are furnished to members of such committees no later than such materials are furnished to such members; provided that failure to deliver notice, or materials, to a non-voting observer in connection with such observer’s right to attend and/or review materials with respect to, any Board committee meeting shall not, of itself, impair the validity of any action taken by the members of such Board committee at such meeting.

(c) Each non-voting observer that may be appointed to attend committee meetings shall be required to execute or otherwise become subject to any codes of conduct (including with respect to confidentiality) of the Company generally applicable to Directors. Notwithstanding the foregoing, the Company reserves the right to exclude any non-voting observer from access to any materials provided to the Board or meeting or portion thereof if the Company believes that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect confidential proprietary information, to comply with regulatory restrictions.

(d) To the extent the Company proposes to exclude a non-voting observer from access to any materials provided to a Board committee or meeting or portion thereof, the Company will (i) to the extent practicable, provide reasonable advance written notice to the Shareholder which appointed such non-voting observer of any such proposed exclusion, (ii) use commercially reasonable efforts to take actions designed to minimize the nature and scope of any proposed exclusions and (iii) act in good faith in determining the scope and extent of any proposed exclusion.

Section 3. Consent Rights.

3.01 Principal Shareholder Consent Rights.

For so long as the Principal Shareholders, together with their Shareholder Affiliate Transferees, in the aggregate beneficially own at least 25% of the Outstanding Common Shares, the Principal Shareholders shall have the right, by unanimous decision evidenced in writing by each of the Principal Shareholders that beneficially owns at least 1% of the Outstanding Common Shares, to restrict the Company from taking the following actions, except to the extent such actions are required by applicable law:

(a) adopt or propose to the shareholders of the Company any amendment, modification or restatement of or supplement to the Company’s organizational documents which have an adverse impact on the rights granted to the Principal Shareholders;

(b) commence a voluntary case or proceeding under any applicable U.S. or foreign bankruptcy, insolvency, reorganization or similar law or make an assignment for the benefit of creditors, or admit in writing of its or their inability to pay its or their debts generally as they become due, or take any action in furtherance of any such action;

(c) change the size of the Board;

(d) engage in any transaction in which any person or group acquires more than 50% of the then outstanding Common Shares of the Company or the power to elect a majority of the members of the Board; or

(e) terminate or hire the chief executive officer of the Company or any successor or replacement serving in such role.

3.02 MGU HoldCo Consent Rights.

For so long as MGU HoldCo beneficially owns at least 4.9% of the Outstanding Common Shares, the Company shall not, and shall not permit any of its Subsidiaries or Subsidiary Undertakings to, directly or indirectly, take any of the following actions without the prior written consent of MGU HoldCo:

(a) effect any change in the jurisdiction, incorporation or name of the Company or any of its Subsidiary Undertakings;

(b) make a material change to the nature or scope of the business underwritten by the Company and each of its Subsidiary Undertakings;

(c) effect any amendments to the Bye-Laws or this Agreement that are reasonably likely to have a material adverse effect on MGU HoldCo and each of its Subsidiary Undertakings, taken as a whole; or

(d) make any acquisition or disposition of any asset for consideration in excess of 5% of the assets of the Company and its Subsidiary Undertakings, taken as a whole, that is reasonably likely to have a material adverse effect on MGU HoldCo and each of its Subsidiary Undertakings, taken as a whole.

Section 4. MGU HoldCo Lock-Up and Related Transfer Restrictions.

Notwithstanding anything to the contrary herein, other than subject to Section 7.01, and only until any party to the Binder Agreements has confirmed that the relevant Binder Agreement has been terminated following a failure to reach a resolution in accordance with the relevant dispute resolution procedure in the Binder Agreements (as applicable), MGU HoldCo shall not, without the prior written approval of a Modified Simple Majority of the Board:

(a) effect any Transfer of its Common Shares; or

(b) enter into any hedge, swap, put, call, short sale, derivative or other arrangement in any securities of any issuer in the insurance industry (including the Company) or any index or basket of securities 5% or more of which consists of the Company’s securities, in each case, whether any such transaction is to be settled by delivery of Common Shares or other securities, in cash or otherwise. For the avoidance of doubt, this Section 4 shall cease to apply once any party to the Binder Agreements has confirmed that the relevant Binder Agreement has been terminated following a failure to reach a resolution in accordance with the relevant dispute resolution procedure in the Binder Agreements (as applicable).

Section 5. Information Rights.

Subject to Section 6, for so long as (i) a Shareholder is entitled to designate a Nominee for election to the Board or (ii) the Director nominated by such Shareholder continues to serve on the Board, such Shareholder shall, in each case, have the right to:

(a) inspect, review and/or make copies and extracts from the books and records of the Company or any of its Subsidiaries;

(b) discuss the affairs, finances and condition of the Company or any of its Subsidiaries with the management of the Company;

(c) if requested, receive (i) monthly management operational and financial reports that are prepared by the Company in the ordinary course of its business and (ii) investment management reports regarding the Company’s investment performance, and the Company shall use reasonable efforts to provide all such requested reports not later than 20 days after the end of each month; and

(d) reasonably request other appropriate information,

provided, however, that the Company shall not be required to provide any such additional information if the Board determines that the disclosure of such information could have a materially adverse effect on the financial condition, business or prospects of the Company on a consolidated basis or is of a confidential nature.

Section 6. Confidentiality.

Except as authorized in writing by the Company, each of the Shareholders shall not disclose any of the information provided to such Shareholder pursuant to this Agreement (including, for the avoidance of doubt, any information such Shareholder receives, directly or indirectly, from its appointed Director, its designated non-voting observer or under Section 5) to any Person that is not an Affiliate of, or in the case of CVC a CVC Related Fund, or director, officer, partner, member, trustee, employee, or representative (including any accountant, attorney, financial advisor or other professional) of, such Shareholder or Affiliate of such Shareholder, or in the case of CVC a CVC Related Fund, or a party to this Agreement, and each Shareholder shall use its commercially reasonable efforts to cause its directors, officers, partners, members, trustees, employees, representatives and Affiliates not to disclose such information to any Person that is not a party to this Agreement; provided, however, that such Shareholder shall not be prohibited from disclosing any such information if such information (w) becomes publicly available through no breach of this Agreement by the Shareholder or its directors, officers, partners, members, trustees, employees, representatives or Affiliates, (x) is required to be disclosed by law (including to a tax authority) or the rules of a national securities exchange, (y) is required to be furnished to a governmental agency in connection with any legal or administrative proceeding or regulatory review or oversight or (z) the information is requested by a prospective transferee or purchaser of Common Shares so long as such third party enters into a confidentiality agreement with the Company reasonably satisfactory to the Company. The Shareholders acknowledge and agree that they are aware that the U.S. securities laws prohibit any person who has material non-public information from purchasing or selling securities of the Company, or from communicating such material non-public information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Section 7. Other Covenants.

7.01 Certain Repurchase Rights

(a) Notwithstanding Section 4, the Company shall provide MGU HoldCo with notice of its election to redeem or repurchase any Common Shares or take any other action that might result in MGU HoldCo holding more than 9.9% of the Common Shares (each, a “Proposed Repurchase”) in writing at least ten (10) Business Days prior to such Proposed Repurchase in order to enable MGU HoldCo to determine whether MGU HoldCo (i) would become consolidated with the Company for accounting purposes, (ii) would hold more than 9.9% of the Common Shares and/or (iii) would become a controller of any Subsidiaries which are regulated pursuant to applicable regulatory law, in each case, as a result of such Proposed Repurchase.

(b) Notwithstanding Section 4, if MGU HoldCo, acting reasonably and in good faith, determines that a Proposed Repurchase would cause MGU HoldCo to (i) become consolidated with the Company for accounting purposes, (ii) hold more than 9.9% of the Common Shares and/or (iii) to become a controller of any Subsidiaries which are regulated pursuant to applicable regulatory law, MGU HoldCo shall have the right, at its election, to (x) have a sufficient portion of its Common Shares repurchased by the Company, on the same terms as the Proposed Repurchase, so as to prevent MGU HoldCo from (i) becoming consolidated with the Company for accounting purposes, (ii) holding more than 9.9% of the Common Shares and/or (iii) becoming a controller of any Subsidiaries which are regulated pursuant to applicable regulatory law, in each case, as a result of the Proposed Repurchase as determined by MGU HoldCo acting reasonably and in good faith or (y) undertake a Permitted Transfer in respect of a sufficient portion of its Common Shares so as to prevent MGU HoldCo from (i) becoming consolidated with the Company for accounting purposes, (ii) holding more than 9.9% of the Common Shares and/or (iii) becoming a controller of any Subsidiaries which are regulated pursuant to applicable regulatory law, in each case, as a result of the Proposed Repurchase as determined by MGU HoldCo acting reasonably and in good faith (in which case, the Company shall use commercially reasonable efforts to cooperate with MGU HoldCo in order to allow such Permitted Transfer to be effected as quickly as reasonable practicable) (the “Proposed Transfer”). If the Company, acting reasonably and in good faith, determines that such Proposed Transfer would result in an adverse legal, regulatory or tax impact to the Company, MGU HoldCo and the Company agree to:

(i) jointly discuss, in good faith, such adverse legal, regulatory or tax impact; and

(ii) use commercially reasonable efforts to seek to structure such Proposed Transfer in a way which would not result in such adverse legal, regulatory or tax impact to the Company.

7.02 MGU Holdco Allocation Rights.

(a) The Company hereby grants to MGU HoldCo the right to purchase an amount up to its “pro rata share” on a fully diluted as converted basis of all New Company Securities that the Company may, from time to time, propose to issue, offer or sell, in order to permit MGU HoldCo to maintain its then-current percentage ownership of the Company’s equity capital (the “MGU HoldCo Pro-Rata Allocation Right”). The “pro rata share” for purposes of this Section 7.02(a) with respect to MGU HoldCo shall be expressed as a fraction, (i) the numerator of which is the number of Common Shares held by MGU HoldCo on the date of the Company’s written notice pursuant to Section 7.02(c) hereof, and (ii) the denominator of which is the number of Common Shares outstanding on the date of the Company’s written notice pursuant to Section 7.02(c) hereof, assuming for this purpose conversion or exercise of all outstanding Derivative Securities. Notwithstanding anything to the contrary contained herein, MGU HoldCo and its Shareholder Affiliate Transferees may assign their respective allocation rights pursuant to this Section 7.02 among one another.

(b) For purposes of this Section 7.02 the following terms shall have the meanings set forth below:

(i) “New Company Securities” means (A) any Common Shares or other equity securities of the Company, whether now authorized or not, issued after the IPO Effective Date and (B) any options, warrants, convertible notes, securities of any type or similar rights issued after the IPO Effective Date that are or may become convertible into or exercisable or exchangeable for, or that carry rights to subscribe for, any Common Shares or other equity securities of the Company (each of the foregoing reference in such clause (B), a “Derivative Security”); provided, however, that the term “New Company Securities” does not include (1) securities issued as consideration to effect the acquisition of another entity by the Company pursuant to a merger, consolidation, amalgamation, exchange of shares, the purchase of all or substantially all of the assets, or otherwise, approved by the Board; (2) any Common Shares, restricted shares, options, warrants or any other equity (or equity based security) issued to any directors or employees of the Company or any of its subsidiaries pursuant to any incentive stock plan or other form of incentive compensation approved by the Board or by the compensation committee thereof and any Common Shares issued upon the exercise thereof, to the extent the aggregate amount of securities so issued does not exceed 10% of the Fully Diluted Share Capital as of the first anniversary of the IPO Effective Date (it being agreed that any securities issued or issuable under the terms of any such incentive stock plan as in effect on the IPO Effective Date shall not count towards the foregoing 10% cap); (3) Common Shares issued upon the exercise of or conversion of any Derivative Security that is outstanding on the IPO Effective Date; (4) Common Shares or other securities issued upon the exercise or conversion of any Derivative Security as to which an MGU HoldCo New Issue Notice (as defined below) has already been made; (5) Common Shares or other capital stock issued to the Company’s Shareholders upon any stock split, stock dividend, combination or other similar event with respect to the Common Shares or other capital stock; (6) any Common Shares issued or issuable upon the conversion of any Preference Shares issued after June 9, 2015 and on or prior to December 31, 2015 at a price equal to or greater than $10 per Common Share or $10,000 per Preference Share; (7) preferred shares of the Company which are not convertible into or exercisable or exchangeable for Common Shares, preferred shares of the Company which become convertible into or exercisable or exchangeable for Common Shares solely in connection with a change of control of the Company (including, for the avoidance of doubt, the Preference Shares) and any Common Shares issued or issuable upon conversion, exercise or exchange of any such preferred shares; or (8) New Senior Preferred Securities (as defined below).

(ii) “New Senior Preferred Securities” means (1) any New Company Security ranking on par with or senior to the Preference Shares in liquidation preference, voting or dividends, or (2) any debt securities, whether senior or subordinated, that constitute Derivative Securities.

(c) In the event that the Company proposes to undertake an issuance, offering or sale of New Company Securities (the “Securities Transaction”), the Company will, as soon as reasonably practicable and permissible under applicable securities law prior to the date of the Securities Transaction, give MGU HoldCo written notice which shall describe (i) the type and amount of New Company Securities being issued, offered or sold in the Securities Transaction and (ii) the other material terms and conditions upon which the Company proposes to issue, offer or sell New Company Securities, including the approximate timetable for the Securities Transaction (an “MGU HoldCo New Issue Notice”).

(d) Upon receipt of an MGU HoldCo New Issue Notice by MGU HoldCo, MGU HoldCo may deliver to the Company a notice of its election to exercise the MGU HoldCo Pro-Rata Allocation Right within five (5) Business Days of receipt by MGU HoldCo of the MGU HoldCo New Issue Notice (an “MGU HoldCo Notice of Acceptance”). The acquisition by MGU HoldCo and sale by the Company of any New Company Securities following the receipt by the Company of an MGU HoldCo Notice of Acceptance is subject in all cases to (i) preparation, execution and delivery by the Company and MGU HoldCo of definitive documentation relating to the acquisition of such New Company Securities in form and substance reasonably satisfactory to MGU HoldCo and the Company, (ii) the Board’s determination that such acquisition would not result in any adverse tax, regulatory or legal consequences to the Company, any of its Subsidiaries, any shareholders of the Company or any of their respective Affiliates, (iii) applicable law and NYSE listing standards and (iv) the final terms, conditions and timetable of the Securities Transaction, it being acknowledged that MGU HoldCo shall only be entitled to purchase its pro rata share of New Company Securities that are issued, offered or sold pursuant to the Securities Transaction.

(e) The Company shall be under no obligation to consummate any proposed sale of New Company Securities to MGU HoldCo, nor shall there be any liability on the part of the Company to MGU HoldCo, if any Securities Transaction is not consummated for whatever reason and, accordingly, the Company does not consummate a proposed sale of New Company Securities, whether or not the Company shall have delivered a notice in respect thereof to MGU HoldCo.

7.03 Corporate Opportunities.

(a) To the fullest extent permitted by applicable law and except as otherwise provided below, no Principal Shareholder or its Affiliates or Sponsor Directors shall be obligated to refer or present any particular Corporate Opportunity (as defined below) to the Company or any of its Subsidiaries even if such Corporate Opportunity is of a character that, if referred or presented to the Company or any of its Subsidiaries, could be taken by the Company or any of its Subsidiaries, and any such Principal Shareholder or any of its Affiliates or Sponsor Directors, respectively, shall have the right to take for its own account (individually or as a partner, investor, member, participant or fiduciary) or to recommend to others such particular opportunity.

(b) In the event that (i) a Sponsor Director acquires knowledge of a potential transaction or other matter that may be a corporate or business opportunity for both the Company and the Principal Shareholder(s) that nominated for election to the Board such Sponsor Director or any Affiliate or other related party of such Principal Shareholder(s) or (ii) the MGU HoldCo Director acquires knowledge of a potential transaction or other matter that may be a corporate or business opportunity for both the Company and MGU HoldCo, as applicable, or any of their Affiliates or other related parties (a “Corporate Opportunity”), such Sponsor Director or MGU HoldCo Director shall have fully satisfied and fulfilled the fiduciary duty of such Director to the Company with respect to such Corporate Opportunity, if such Director acts in a manner consistent with the following policy: A Corporate Opportunity offered to any person who is a Director but not an officer of the Company and who is a director, officer, employee, partner, owner, member, shareholder, appointee or nominee of a Principal Shareholder or MGU HoldCo Director (as applicable) or any of their respective Affiliates or other related parties shall belong to the Company only if such Corporate Opportunity is expressly offered to such Person in writing in his or her capacity as a Director, and otherwise shall belong to such Principal Shareholder, MGU HoldCo or one of their respective Affiliates (as applicable).

Section 8. Release of Obligations.

From the IPO Effective Date, the Company and the Shareholders acknowledge and agree that the Original CSA is amended and restated on the terms of this Agreement with just the Company and the Shareholders as ongoing parties and that the Other Shareholders shall have no rights or obligations under this Agreement. The Other Shareholders shall be third party beneficiaries of this Section 8 only.

Section 9. Miscellaneous.

9.01 Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departure from the provisions hereof may not be given, unless the Company (following approval by the Board of any such amendment, modification or supplement) has obtained the prior written consent of (i) each Principal Shareholder that has the right to designate a Nominee for election to the Board or that has a Director then serving on the Board and (ii) MGU HoldCo.

9.02 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof. Except as expressly contemplated hereby, there are no third party beneficiaries having rights under or with respect to this Agreement.

9.03 Term and Termination. This Agreement shall terminate automatically (i) with respect to any Principal Shareholder, when (a) the Principal Shareholders, together with their Shareholder Affiliate Transferees, cease to beneficially own at least 25% of the Outstanding Common Shares in the aggregate and (b) such Principal Shareholder ceases to beneficially owns at least 1% of the Outstanding Common Shares and (ii) with respect to MGU HoldCo, when MGU HoldCo Transfers all of its Common Shares.

9.04 Notices.

(a) All notices and other communications provided for hereunder shall be made in writing by hand-delivery, first-class mail, facsimile, e-mail, or air courier guaranteeing overnight delivery:

(i) if to the Company, as set forth below:

Fidelis Insurance Holdings Limited

Waterloo House

100 Pitts Bay Road

Pembroke, Bermuda HM 08

Attention: Dan Burrows and Janice Weidenborner

Email:dan.burrows@fidelisinsurance.com;

janice.weidenborner@fidelisinsurance.com

(ii) if to Crestview, as set forth below:

Crestview FIHL Holdings, L.P.

Crestview FIHL TE Holdings, Ltd

Crestview IV FIHL Holdings, L.P.

Crestview IV FIHL TE Holdings LLC

590 Madison Avenue, 42nd Floor

New York, NY 10022

Attention: Ross A. Oliver and Daniel Kilpatrick

Email: roliver@crestview.com; dkilpatrick@crestview.com

(iii) if to CVC, as set forth below:

CVC Falcon Holdings Limited

27 Esplanade

St. Helier Jersey

Channel Islands

JE1 1SG

Attention: SJ Secretaries Limited

Email: Structures@saltgate.com

Copy to:

Jean-Claude Bonfrer email to jbonfrer@cvc.com

Art Gorelov email to agorelov@cvc.com

(iv) if to Pine Brook, as set forth below:

Pine Brook Feal Intermediate L.P.

One Grand Central Place 60 East 42nd Sreet

New York, NY 10165

Attention: Elan Stukov

Email: estukov@pinebrookpartners.com

(v) if to MGU Holdco, as set forth below:

Shelf Holdco II Limited

Clarendon House

2 Church Street

Hamilton, HM 11 Bermuda

Attention: Group General Counsel; Group Chief Financial Officer

Email: michael.cottell@fidelismgu.com;

hinal.patel@fidelismgu.com

All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; five (5) Business Days after being deposited in the United States mail, if being mailed by first class mail; two (2) Business Days after being delivered via a next-day air courier; when receipt is acknowledged by the recipient’s fax machine, if faxed; and on the date sent by e-mail (with confirmation of delivery) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient.

(b) Notwithstanding Section 9.04(a)(i) or anything else in this Agreement to the contrary, each Shareholder authorizes the Company to send all reports (including tax reporting information), notices and other communications (including but not limited to all Company reports, capital account statements, financial statements, periodic investor letters, account balances and distributions), that the Company would otherwise provide to such Shareholder pursuant to this Agreement, the Bye-Laws or applicable law to any third party selected by the Company for further dissemination to such Shareholder.

9.05 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. No Shareholder may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the Company. The Company may not, other than by operation of law, assign any or all of its rights, interests or obligations hereunder without the written consent of Shareholders representing a majority of the Common Shares subject to this Agreement (in any or all of which cases the Company nonetheless will remain responsible for the performance of all of its obligations hereunder).

9.06 Specific Performance. Each party acknowledges and agrees that the other parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each party agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

9.07 Submission to Jurisdiction; No Jury Trial.

(a) Each party submits to the jurisdiction of any state or federal court sitting in New York, New York in any action arising out of or relating to this Agreement and agrees that all claims in respect of the action may be heard and determined in any such court. Each party agrees that a final judgment in any action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law or in equity. Each party waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

(b) THE PARTIES EACH HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING HERETO OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS. The scope of this waiver is intended to be all encompassing of any and all action that may be filed in any court and that relate to the subject matter of the transactions contemplated hereby, including, contract claims, tort claims, breach of duty claims and all other common law and statutory claims. The parties each acknowledge that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings. Each party further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO. In the event of an action, this Agreement may be filed as a written consent to trial by a court.

9.08 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or PDF), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.09 Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the law of any jurisdiction other than the State of New York.

9.10 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

9.11 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means “including without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

9.12 Severability. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE COMPANY:

FIDELIS INSURANCE HOLDINGS LIMITED

/s/ Janice Weidenborner
By: Janice Weidenborner
Title: Group Chief Legal Officer

[Project Buddy – Signature Page to the Amended and Restated Common Shareholders Agreement]

THE SHAREHOLDERS:

CRESTVIEW FIHL HOLDINGS, L.P.
By: Crestview FIHL GP, Ltd., as its general partner

/s/ Ross A. Oliver
By: Ross A. Oliver
Title: Senior Counsel & Secretary

CRESTVIEW FIHL TE HOLDINGS, LTD.

/s/ Ross A. Oliver
By: Ross A. Oliver
Title: Senior Counsel & Secretary

CRESTVIEW IV FIHL HOLDINGS, L.P.
By: Crestview IV FIHL Holdings GP, LLC, as its general partner

/s/ Ross A. Oliver
By: Ross A. Oliver
Title: Senior Counsel & Secretary

CRESTVIEW IV FIHL TE HOLDINGS LLC

/s/ Ross A. Oliver
By: Ross A. Oliver
Title: Senior Counsel & Secretary

[Project Buddy – Signature Page to the Amended and Restated Common Shareholders Agreement]

CVC FALCON HOLDINGS LIMITED

/s/ Daniel Brand
By: Daniel Brand
Title: Director

[Project Buddy – Signature Page to the Amended and Restated Common Shareholders Agreement]

PINE BROOK FEAL INTERMEDIATE, L.P.
By: PBRA (Cayman) Company, as its general partner

/s/ W. Dana LaForge
By: Dana LaForge
Title: Director

[Project Buddy – Signature Page to the Amended and Restated Common Shareholders Agreement]

SHELF HOLDCO II LIMITED

/s/ Hinal Patel
By: Hinal Patel
Title: Group Chief Financial Officer

[Project Buddy – Signature Page to the Amended and Restated Common Shareholders Agreement]